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                                   Exhibit 15





Securities and Exchange Commission
450 5th Street, N.W.
Judiciary Plaza
Washington, D.C. 20549

We are aware that our report dated April 10, 1997, on our review of the interim financial information of The Dexter Corporation as of March 31, 1997 and 1996, and for the three month periods then ended, and included in this Form 10-Q is incorporated by reference in the company's registration statements on Form S-8, Registration Nos. 2-63959, 33-27597, 33-53307, 33-53309, 333-02985, and
333-04081. Pursuant to Rule 436(c) under the Securities Act of 1933, this report should not be considered a part of the registration statements prepared or certified by us within the meaning of Sections 7 and 11 of that Act.



/s/ Coopers & Lybrand L.L.P.
----------------------------
COOPERS & LYBRAND L.L.P.


Springfield, Massachusetts
May 9, 1997